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                     August 10, 2021

       Timothy K. Driggers
       Chief Financial Officer
       EOG Resources, Inc.
       1111 Bagby
       Sky Lobby 2
       Houston, TX 77002

                                                        Re: EOG Resources, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            File No. 001-09743

       Dear Mr. Driggers:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation